M3Sixty Funds Trust N-14

Exhibit 99.14(e)

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 29, 2017, relating to the financial statements and financial highlights of Cognios Market Neutral Large Cap Fund, a series of ALPS Series Trust (the predecessor to the Cognios Market Neutral Large Cap Fund, a series of M3Sixty Funds Trust), for the year ended September 30, 2017, and to the references to our firm under “Independent Accountants”, “Information About the Existing Fund and New Fund”, “Experts”, “Financial Highlights”, and “Appendix A” in the Combined Proxy Statement and Prospectus.

Cohen & Company, Ltd.

Cleveland, Ohio

March 2, 2018